Gilder Enterprises, Inc.

2300 West Sahara Avenue, Suite 500, Las Vegas, Nevada, USA 89102

April 1, 2004

PRIVATE AND CONFIDENTIAL

Michael Tan, President
5G Wireless Communications Pte Ltd.
Penthouse Level, SunTec Tower 3
8 Temasek Boulevard
Singapore 038988

Dear Michael:

Re: JV Agreement, Ongoing Technical and Operations Expertise

Under our JV Agreement of May 25, 2003, it was contemplated that 5G would provide ongoing technical and operations expertise –

“ … through the services of Dennis Tan as Chief Technology Officer and Hsien Wong as User Support Manager, both of whom will be employed directly by the JV entities under employment contracts. Initially, it is expected that said employment will be on a permanent part-time basis.” (JV Agreement §3.07).

Operational considerations require that we revisit how this will be accomplished.

In this regard, this letter documents our agreement as follows.

1.
Hsien Wong Replacement – For personal reasons, Hsein Wong has had to move back to Singapore permanently. 5G has proposed that Cyril Sacault will provide the services heretofore to have been provided by Hsein Wong. This letter acknowledges our acceptance of this staffing change.

2.

Consulting Arrangement – On February 1, 2004, Nex Connectivity Solutions Inc., our Canadian JV entity, entered into an Internet Services Agreement with the Empire Landmark Hotel which is located in Vancouver, BC. The ongoing technical and operations work to service this hotel property is a permanent part-time monthly staffing commitment estimated to be at most 1/4 of a person-month (and likely more in the order of ½ that amount).

Until such time as the JV’s staffing requirements are closer to being full-time, you have proposed that the services Dennis and Cyril were to have provided directly as employees of the JV will instead be provided on a fixed monthly fee basis by Nexgen Consulting Inc. of Vancouver, BC (originally incorporated as 683483 B.C. Ltd.), which is an affiliate of 5G, (subject always to the understanding that all of our JV’s ongoing technical and operations requirements will be met within timelines appropriate for the 24 x 7 nature of our Internet services business, and relying exclusively upon the services of Dennis Tan and Cyril Sacault).

In this regard, it is agreed that:

	•	Dennis and Cyril will be employed by Nexgen Consulting Inc.
	•	Either Dennis or Cyril or both, as appropriate, will be available, either on-call or in person as the circumstances may require, 24 hours a day x 7 days a week, to deal with all JV related ongoing technical and operations requirements.
	•	Consulting fees for these services, payable to Nexgen Consulting Inc., will be:
a.
Ongoing services – $1,000 per month for up to two “standard” hotel properties or equivalent (where a “standard” property is understood to be between 250 and 400 rooms, where all meeting rooms and the hotel lobby and approx 20% of the rooms are serviced for Internet access), notwithstanding the actual time spent.

		b.	Network installation – $1,000 per installation for project management, assuming a “standard” hotel property installation (as defined above).

•	5G will ensure that all compensation due to Dennis Tan and Cyril Sacault for services provided is promptly paid to them.

Michael, I trust that this adequately covers the points of agreement between us. Please acknowledge your acceptance of the above by signing where indicated below.

Yours sincerely,

/s/ Joseph G. Bowes

Joseph G. Bowes

Acknowledged and accepted this 1st day of April , 2004.

5G WIRELESS COMMUNICATIONS PTE LTD.

/s/ Michael Peh Hin Tan
Per: Michael Peh Hin Tan, President
Authorised signatory

GILDER ENTERPRISES	Page 2